EXHIBIT 16


KPMG Peat Marwick LLP
Certified Public Accountants
111 South Calvert Street
Baltimore, Maryland 21202
(410) 783-8300

                                         December 19, 1994



Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for First Maryland Bancorp and, under the date of February 10, 1994, we reported on the consolidated financial statements of First Maryland Bancorp and subsidiaries as of December 31, 1993 and 1992 and for each of the years in the three-year period ended December 31, 1993. On December 13, 1994, our appointment as principal accountants was terminated after the completion of the audit for the year ended December 31, 1994. We have read First Maryland Bancorp's statements included under Item 4 of its Form 8-K dated December 13, 1994, and we agree with such statements.



                                         Very truly yours,

                                         KPMG Peat Marwick LLP